Exhibit 21

UNION TANK CAR COMPANY AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

as of December 31, 2004

Jurisdiction Under Which Organized
Amarillo Gear Company	Delaware
Bushwick Metals, Inc.	Delaware
Enersul Inc.	Alberta
E. S. Investments Inc.	Alberta
EXSIF SAS*	France
EXSIF Worldwide, Inc.*	Delaware
Future Metals, Inc.	Delaware
M/K Express Company	Delaware
M/K Express Services Company	Delaware
Marmon Distribution Services LLC	Delaware
Marmon Transportation Services LLC	Delaware
Marmon/Keystone Corporation	Delaware
The Marmon Group of Canada Ltd.	Canada
McKenzie Valve & Machining Company	Delaware
Penn Machine Company	Delaware
Procor Alberta Inc.	Alberta
Procor Holdings Inc.	Canada
Procor Sulphur Services Inc.	Alberta
Rail Car Associates Limited Partnership	Illinois
Railserve, Inc.	Delaware
Railserve Inc.	Canada
Tiger Industries L.P.	Alberta
Tiger-Sunbelt Industries, Inc.	Delaware
Trackmobile, Inc.	Georgia
Uni-Form Components Co.	Delaware
UTLX Carrotanques Servicios, S.A. de C.V.	Mexico
UTLX Repair Services, Inc.	Delaware
UTLX Soporte Empresarial, S.A.de C.V.	Mexico
WCTU Railway Company	Oregon
Worldwide Containers, Inc.	Delaware

All subsidiaries listed above are wholly-owned, except for Worldwide Containers, Inc., of which the Company owns 79.8%, and its subsidiaries (which are marked above with an asterisk), and are included in the consolidated financial statements incorporated herein.